SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      July 19, 1999
(Date of earliest event reported)  (July 15, 1999)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                0-13627         04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)

 (Former name or former address if changed since last report)


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Item 5.  Other Events

On July 15, 1999, the Registrant issued the following press release:

"CTC Communications, Bell Atlantic Launch Advanced Electronic Interface to Promote Competition

NEW YORK, July 15 -- Bell Atlantic and CTC Communications Corp. (Nasdaq:
CPTL), a competing local phone company, can now quickly and easily exchange information about customers who want to subscribe to CTC's service.

Bell Atlantic and CTC have implemented an advanced application of Electronic Data Interchange (EDI), a set of standards used to speed the computer-to-computer exchange of documents over phone lines. With this new application, Bell Atlantic and CTC data centers are linked via a high-speed, dedicated and secure data line to ease the electronic exchange of information needed to rapidly convert a Bell Atlantic customer to CTC's services.

"The joint effort between Bell Atlantic and CTC over the past few months has been highly productive and has significantly enhanced our existing EDI capability with Bell Atlantic," said Bob Fabbricatore, chairman and chief executive officer of CTC. "Bell Atlantic's commitment and flexibility in developing, testing and implementing this interface has been most supportive and noteworthy."

The implementation of the advanced EDI application is significant because it provides high-speed, "hands free" data exchange in real-time.

"EDI eliminates manual intervention including data base entry tasks previously required by CTC representatives," said Fabbricatore. "All this adds up to improved customer service, productivity and billing quality."

CTC will use EDI to handle all tasks associated with signing on a new customer, including obtaining authorized customer information from Bell Atlantic's data center. For example, during the pre-ordering phase, CTC will create an electronic record of a customer's name, address and current Bell Atlantic phone services. In the ordering phase, CTC will use that information to create an electronic request for Bell Atlantic to switch the customer to CTC's services. During the post-ordering phase, CTC can check on the status and verify the accuracy of the service order.

In addition, EDI will enable CTC to seamlessly and electronically populate its account management, billing and financial systems.

Bell Atlantic's arrangement with CTC is one of the most sophisticated uses of EDI by Bell Atlantic and a wholesale customer. It enables both CTC and Bell Atlantic to operate and interface more effectively and efficiently.

"The development, testing and implementation of this advanced EDI arrangement in such a short time clearly demonstrates what can be accomplished through the joint effort of two committed companies," said Jack Goldberg, president of Bell Atlantic Telecom Industry Services. "This is the way we like to work with our wholesale customers as we continue to build our industry-standard interfaces, provide easy access to our operations support systems and enhance our capabilities as a leading wholesale provider."

About Bell Atlantic

Bell Atlantic is at the forefront of the new communications and information industry. With 43 million telephone access lines and nine million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

About CTC Communications

CTC is a rapidly growing provider of integrated communications solutions to medium and larger size business customers in the Northeast U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access and other advanced data services. The company markets its services through its 263 member sales and service representatives located in 25 branch offices throughout Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York and Maryland. Company headquarters are in Waltham, Massachusetts and CTC can be found on the worldwide web at http://www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the most recent Form 10-K reports of CTC and Bell Atlantic. Neither CTC nor Bell Atlantic undertake any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

INTERNET USERS: Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com). To receive news releases by email, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.

/CONTACT: John D. Pittenger of CTC Communications Corp., 781-466-1302, pitt@ctcnet.com; or Maureen Flanagan of Bell Atlantic, 212-395-3519, maureen.e.flanagan@bellatlantic.com/"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
July 19, 1999